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                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                     FORM 12B-25

NOTIFICATION OF LATE FILING                      SEC FILE NUMBER:  1-14082
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(CHECK ONE)

[ X ] Form 10-K and Form 10-KSB  [ ] Form 20-F  [  ] Form 11-K   [  ]  Form 10-Q
and Form 10-QSB    [  ]  Form N-SAR

    For Period Ended:  FISCAL YEAR ENDED SEPTEMBER 30, 1996
    [  ] Transition Report on Form 10-K
    [  ] Transition Report on Form 20-F
    [  ] Transition Report on Form 11-K
    [  ] Transition Report on Form 10-Q
    [  ] Transition Report on Form N-SAR

    For the Transition Period Ended:________________________________________
__________________________________________________________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________

PART I-REGISTRANT INFORMATION
_____________________________________________________________________________

    Full Name of Registrant: ECKLER INDUSTRIES, INC.
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    Former Name if Applicable:  NOT APPLICABLE
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    5200 SOUTH  WASHINGTON AVENUE
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              (Address of Principal Executive Office) (STREET AND NUMBER)

    TITUSVILLE, FLORIDA 32780
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              (City, State, Zip Code)

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PART II-RULES 12B-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b), the following should be completed. (Check Box if appropriate)

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[ ]   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual reports, semi-annual report, transition report on Form 10-K or Form 10-KSB, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached, if applicable.
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PART III-NARRATIVE

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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-K, 11-K and Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

    THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR END
SEPTEMBER 30, 1996 CANNOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD BECAUSE THE COMPANY IS EXPERIENCING DELAYS IN THE COLLECTION AND COMPILATION OF CERTAIN FINANCIAL AND OTHER INFORMATION REQUIRED TO BE INCLUDED IN THE FORM 10-KSB.
THE FORM 10-KSB WILL BE FILED AS SOON AS REASONABLY PRACTICABLE AND IN NO EVENT LATER THAN THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE.
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PART IV-OTHER INFORMATION

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    (1)  Name and telephone number of person to contact in regard to this notification:

    RON MOHR               (407) 269-9680
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(Name)                    (Area Code)    (Telephone Number)

    (2) Have all other periodic reports required under Section 13 and 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                             [ X ]  Yes          [   ]  No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                             [    ]  Yes    [  X ]  No

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         If so:  attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               ECKLER INDUSTRIES, INC.
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                     (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

DATE:      DECEMBER 27, 1996           By:  /S/ RALPH H.ECKLER
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                                            Ralph H. Eckler, President


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